Exhibit (d)(xvii)

AMENDMENT TO

SUB-SUB-ADVISORY AGREEMENT

THIS AMENDMENT, effective as of April 1, 2020 (the “Amendment”), to the Sub-Sub- Advisory Agreement, dated May 1, 2018 (the “Agreement”), between the Parties (as defined below), is entered into by and between BlackRock Financial Management, Inc., a Delaware corporation (the “Sub-Advisor”) and BlackRock International Limited, a corporation organized under the laws of Scotland (the “Sub-Sub-Advisor” and, together with the Sub-Advisor, the “Parties”). Capitalized terms used herein not otherwise defined shall have the meaning set forth in the Agreement.

WHEREAS, Morningstar Funds Trust (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company;

WHEREAS, the Trust is authorized to issue separate series, each of which will offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies and limitations;

WHEREAS, pursuant to an Investment Advisory Agreement, dated April 30, 2018 (the “Management Agreement”), a copy of which has been provided to the Sub-Advisor, the Trust has retained Morningstar Investment Management LLC (the “Adviser”) to render advisory, management, and administrative services with respect to the Trust’s series;

WHEREAS, the Adviser has retained the Sub-Advisor as investment sub-adviser to provide investment advisory services to a portion or all of the assets of the Morningstar Alternatives Fund (the “Fund”), a series of the Trust, pursuant to a Sub-Advisory Agreement dated May 1, 2018, as amended April 1, 2020 (the “Sub-Advisory Agreement”);

WHEREAS, the Sub-Advisor wishes to retain the Sub-Sub-Advisor to provide it with sub- advisory services, as described in the Agreement, in connection with the Sub-Advisor’s advisory activities with respect to the Fund, and the Trust and the Adviser have agreed that the Sub- Advisor may retain an affiliated investment adviser to provide certain advisory activities with respect to the Fund so long as the Sub-Advisor shall be as fully responsible to the Trust for the acts and omissions of the Sub-Sub-Advisor as it is for its own acts and omissions;

WHEREAS, the Sub-Advisor has retained the Sub-Sub-Advisor to provide it with sub-advisory services, as described in the Agreement, with respect to the Morningstar Total Return Bond Fund, a series of the Trust;

WHEREAS, the Parties desire to amend the Agreement to add the Fund so that the Sub- Sub-Advisor may render certain investment sub-advisory services for the Fund pursuant to the Agreement;

WHEREAS, this Amendment has been approved in accordance with the provisions of the 1940 Act, and the Sub-Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

W I T N E S S E T H:

1.	The Parties hereby agree that the first sentence of the first paragraph of the Agreement is deleted and replaced with the following:

1.

Appointment and Acceptance of Appointment. The Sub-Advisor hereby appoints the Sub-Sub-Advisor to act as sub-advisor with respect to the series of the Trust listed on Appendix A hereto, and the Sub-Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.	The Parties hereby agree that Appendix A attached to this Amendment shall be attached as Appendix A to the Agreement.

3.	In the event of a conflict between the terms of this Amendment and the Agreement, the terms of the Amendment shall control.

4.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5.	Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized signatories as of the date and year first written above.

BLACKROCK FINANCIAL MANAGEMENT, INC.

By: Name: Title:

BLACKROCK INTERNATIONAL LIMITED

By: Name: Director

BLACKROCK INTERNATIONAL LIMITED

By: Name: Title:

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Appendix A

Morningstar Total Return Bond Fund

Morningstar Alternatives Fund

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